3: AGREEMENT OF PURCHASE AND SALE

EXHIBIT 99.1

Letter from Capital Builders, Inc. to the Limited Partners of Capital Builders Development Properties II, dated as of September 26, 2005

September 26, 2005

Dear Capital Builders Development Properties II Limited Partner:

As we have previously reported to you, the Partnership is currently under contract to sell its remaining three buildings located in the Highlands 80 Commerce Center. The Partnership entered into the contract of sale on July 5, 2005 to sell the buildings for $9 million. The buyers have deposited $200,000 towards the purchase price, $75,000 of which is now non-refundable.

One of the contingencies to closing was the buyers' receipt of a loan commitment to consummate the purchase. The buyers have now advised the Partnership that they have secured financing and that they anticipate purchasing the buildings by the end of this month or in early October.

Accordingly, to provide for the orderly dissolution of the Partnership, Capital Builders, Inc. ("CBI"), the Managing General Partner of the Partnership, is advising the Limited Partners of the Partnership that secondary sales of outstanding Units of the Partnership will not be recognized after this date (September 26, 2005). The Partnership will recognize secondary sales of outstanding Units made prior to this date, but only if the necessary paperwork regarding the sale is received by CBI on or before the close of business on Monday, October 3, 2005.

As CBI has previously advised the Limited Partners, we currently anticipate that, as a result of the sale of the Partnership's remaining buildings, a distribution of approximately $375 per outstanding Unit will be made prior to the end of 2005, with a distribution of approximately $335 per Unit made within 60 days after consummation of the sale of the buildings to the buyers.

If you have any questions concerning this letter or the planned dissolution of the Partnership, feel free to call or email Wynde Nagra in Investor Services at our office at (916) 353-0500 or (800) 228-0927 or by email to Wynde@CapitalBuildersInc.com.

Sincerely,

/s/ Michael J. Metzger

Michael J. Metzger, President

Capital Builders, Inc.